Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the use of our report dated April 16, 2013, relating to the consolidated financial statements of Echo Automotive, Inc. and Subsidiary as of December 31, 2012 and 2011 and for the years then ended and the period from inception (November 25, 2009) to December 31, 2012 included in the Registration Statement on Form S-1/A issued by the Company dated November 13, 2013. We also hereby consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Phoenix, Arizona

November 13, 2013